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                                   EXHIBIT 2.2


                         SAFEGUARD STOCKHOLDER AGREEMENT



                  STOCKHOLDER AGREEMENT, dated as of February 16, 1998 (this "Agreement") by the undersigned stockholder (the "Stockholder") of Coherent Communications Systems Corporation, a Delaware corporation (the "Company"), for the benefit of Tellabs, Inc., a Delaware corporation ("Parent").

                  WHEREAS, Parent, Cardinal Merger Co., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of February 16, 1998 (the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of the Common Stock, par value $.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock");

                  WHEREAS, stockholder owns 4,843,342 shares of Company Common Stock (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

                  WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

                  1. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

                  2. Covenants of Stockholder. Until the termination of this Agreement in accordance with Section 5, Stockholder agrees as follows:

                           (a) At the Stockholders Meeting (or at any
         adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.
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                           (b) At any meeting of stockholders of the Company or
         at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any subsidiary thereof or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

                           (c) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions.

                           (d) The Stockholder shall not, nor shall the Stockholder permit any affiliate, director, officer, employee, investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

                           (e) The Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

                  Stockholder makes the covenants and agreements contained in this Section 2 solely in Stockholder's capacity as a stockholder of the Company and nothing contained in this Agreement shall limit the ability of Stockholder, to the extent Stockholder is a director of the Company, to discharge Stockholder's fiduciary duties as a director of the Company under applicable law.

                  3. The Subject Shares. The Stockholder represents and warrants to Parent that (i) the Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, (ii) the Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares and (iii) the Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject


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Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

                  4. Affiliates Letter. Stockholder agrees to execute and deliver on a timely basis an Affiliate Letter in the form of Exhibit A to the Merger Agreement, when and if requested by Parent.

                  5. Termination. The obligations of the Stockholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Section 8.1 thereof or the Effective Time; provided, however, that if the Merger Agreement is terminated pursuant to Sections 8.1(d), 8.1(e) or 8.1(f) of the Merger Agreement, this Agreement shall not terminate until 60 days following the termination of the Merger Agreement.

                  6. Further Assurances. Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                  7. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

                  8. Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

                  9. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction. If in the opinion of Parent's independent accountants, any provision hereof would cause the Merger to be ineligible for "pooling of interest" accounting treatment, it shall be deemed to be ineffective and inapplicable.

                  10. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Parent.

                  11. Governing Law. This Agreement shall be governed by, and construed in accordance in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.


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                  12. Counterparts. For the convenience of the parties, this
Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  13. Termination of Loan Agreement. The loan agreement between the Stockholder and the Company referenced in the Company's Proxy Statement for its 1997 Annual Meeting of Stockholders has been terminated and is of no force or effect and no amounts are owing to the Stockholder or the Company thereunder.

                  14. Termination of Administrative Services Agreement. The Stockholder agrees to take all necessary action to cause the Administrative Services Agreement dated as of May 7, 1997 between the Company and the Stockholder (the "Services Agreement") to be terminated effective immediately before the Effective Time (or such later time thereafter as may be requested by Parent, not to exceed one hundred eighty (180) days following the Effective
Time) on terms that are reasonably satisfactory to Parent, which terms shall include that the Company shall have no continuing obligations under the such agreements following such termination and that the Stockholder shall not be entitled to receive any consideration in connection with such termination other than a termination fee, payable by the Company at the time of such termination, equal to the Services Fee (as defined in Section 3 of the Services Agreement) payable with respect to the period commencing on the date of such termination and ending on December 31, 1998. The Stockholder represents to Parent that a true and complete copy of such agreement has been delivered to Parent and that all amounts due to Stockholder from the Company thereunder up to and including January 1, 1998 have been paid in full.


                                 SAFEGUARD SCIENTIFICS, INC.


                                 By: /s/ James A. Ounsworth
                                     ------------------------------------------
                                 Name:  James A. Ounsworth
                                 Title: Senior Vice President, General Counsel and Secretary

Accepted and Agreed to
as of the date noted above:

TELLABS, INC.


By: /s/ Michael J. Birck
   ----------------------------
   Name:  Michael J. Birck
   Title:  President and Chief Executive Officer


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